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Exhibit 4.6

Alberta Securities Commission

Dear Sirs/Mesdames:

Re: TransCanada PipeLines Limited (the "Entity")

We refer to the short form base shelf prospectus of the above Entity dated December 2, 2013 relating to the offer and issue of up to US $4,000,000,000 or the equivalent in other currencies of unsecured debt securities of the Entity.

We consent to be named and to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, of our report dated February 11, 2013 to the shareholders of the Entity on the following consolidated financial statements:

  Consolidated balance sheets as at December 31, 2012 and December 31, 2011,

  Consolidated statements of income, comprehensive income, accumulated other comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information

We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements. We have complied with Canadian generally accepted standards for an auditor's consent to the use of a report of the auditor included in an offering document, which does not constitute an audit or review of the short form base shelf prospectus as these terms are described in the CICA Handbook — Assurance.

Yours very truly,

/s/ KPMG LLP
Chartered Accountants
December 2, 2013
Calgary, Canada

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  Exhibit 4.6